Amalgamated Financial Corp. Reports Third Quarter 2021 Financial Results

NEW YORK – (Globe Newswire) -- October 28, 2021: Amalgamated Financial Corp. (the “Company” or “Amalgamated”) (Nasdaq: AMAL), the holding company for Amalgamated Bank (the “Bank”), today announced financial results for the third quarter ended September 30, 20211.

Third Quarter 2021 Highlights
•Net income of $14.4 million, or $0.46 per diluted share, compared to $10.4 million, or $0.33 per diluted share, for the second quarter of 2021 and $12.5 million, or $0.40 per diluted share for the third quarter of 2020.
•Deposits increased $314.5 million to $6.2 billion on a linked quarter basis.
•Political deposits remained strong and stable at $1.0 billion as of September 30, 2021, with $223.5 million growth on a linked quarter basis.
•Cost of deposits was 0.09%, down five basis points from the third quarter of 2020.
•PACE assessments grew $81.4 million to $627.2 million on a linked quarter basis, and grew $259.8 million on a year over year basis. Current quarter growth included $69.0 million of Commercial PACE assessments.
•Net loans including PACE assessments grew by $31.4 million, or 0.85%, on a linked quarter basis. Excluding the impact of our residential 1-4 first mortgage portfolio runoff, the growth was $83.7 million, or 3.20%.
•Net interest margin was 2.70%, compared to 2.75% for the second quarter of 2021 and 2.88% for the third quarter of 2020.
•Regulatory capital remains above bank “well capitalized” standards.
•Nonperforming assets improved to $67.8 million or 0.99% of total assets as of September 30, 2021, compared to $71.0 million or 1.08% of total assets on a linked quarter basis.
•Announced plan to acquire Amalgamated Bank of Chicago (ABOC) in an all-cash transaction that will bring Amalgamated’s asset size to greater than $7.6 billion, building on the largest socially responsible, mission-oriented bank in the United States.

Priscilla Sims Brown, President and Chief Executive Officer, commented, “I am pleased with our third quarter results which position us to achieve our revised full year guidance as we delivered strong results across the dimensions of revenue, profitability, credit quality, and foundational growth drivers such as PACE assessments and deposits. I am also encouraged that we can generate sustained and profitable growth as we begin the implementation of our strategic initiatives. During the third quarter, we grew PACE assessments 15% to $627 million as compared to the second quarter of 2021, resulting in net growth in our combined lending and PACE portfolio. Importantly, the headwinds that we have experienced in our loan portfolio continued to diminish through the third quarter positioning the Bank for a return to organic loan growth in the year ahead. Our deposit franchise also continued its growth trajectory, gaining 5.3% from the previous quarter while our cost of deposits declined to 9 basis points, one of the lowest in the industry. Contributing to our low cost of funds was the strong growth in political deposits which increased by almost $250 million to $1 billion on a linked quarter basis.”

Brown added, “We have very recently launched a series of growth initiatives designed to fuel our loan and trust growth while staying true to our mission and solidifying our position as America’s Socially Responsible Bank. Our initiatives are focused on four pillars including the building of our business through our mission, improving our focus on and deepening insights of our core customers, developing and expanding our product expertise to grow our lending platform and trust businesses, and improving our data and technology. Also central to our growth initiatives is a disciplined M&A strategy where our recently announced acquisition of ABOC will allow us to expand into the third largest MSA in the U.S. as we offer larger-scale loans to a client base that has historically proven a need for them, cross-market our services to ABOC’s customer base, and be able to reach new, untapped business in the greater Chicago and Midwestern markets.”
[1] Effective March 1, 2021, the Company acquired all of the outstanding stock of the Bank in a reorganization effected under New York law and in accordance with the terms of a Plan of Acquisition dated September 4, 2020. In this release, unless the context indicates otherwise, references to “we,” “us,” and “our” refer to the Company and the Bank. However, if the discussion relates to a period before the effective date, the terms refer only to the Bank.

Results of Operations, Quarter Ended September 30, 2021

Net income for the third quarter of 2021 was $14.4 million, or $0.46 per diluted share, compared to $10.4 million, or $0.33 per diluted share, for the second quarter of 2021 and $12.5 million, or $0.40 per diluted share, for the third quarter of 2020. The $4.0 million increase for the third quarter of 2021 was primarily due to a $2.3 million release of provision for loan losses compared to a $1.7 million provision expense in the preceding quarter, as well as $1.4 million increase in net interest income and a $1.4 million increase in non-interest income. These increases were partially offset by a $1.6 million increase in non-interest expense and a $1.1 million increase in income tax expense.

Core net income (non-GAAP)2 for the third quarter of 2021 was $14.4 million, or $0.46 per diluted share, compared to $10.2 million, or $0.32 per diluted share, for the second quarter of 2021 and $16.8 million, or $0.54 per diluted share, for the third quarter of 2020. Excluded from core net income for the third quarter of 2021 was $0.4 million of non-interest income gains on the sale of securities and $0.4 million of non-interest expenses related to ABOC, and for the second quarter of 2021 was $0.3 million of non-interest income gains on the sale of securities. Excluded from core net income for the third quarter of 2020 was $0.6 million of non-interest income gains on the sale of securities, $6.3 million in branch closure expenses, and other adjustments, including the tax effect of such adjustments.

Net interest income was $43.4 million for the third quarter of 2021, compared to $42.0 million for the second quarter of 2021 and $45.2 million for the third quarter of 2020. The $1.4 million increase from the preceding quarter reflected higher income on securities and lower interest expense on deposits, offset by a decrease in interest income as average loans decreased $75.2 million from the prepayment and paydowns of residential and commercial real estate loans. The $1.8 million decrease from the third quarter of 2020 was primarily attributable to a decrease in average loans of $481.6 million from the prepayment of residential and commercial loans and a 13 basis point decrease in yield due to lower yields on originations, partially offset by higher income on securities and lower interest expense on deposits.

Net interest margin was 2.70% for the third quarter of 2021, a decrease of five basis points from 2.75% in the second quarter of 2021, and a decrease of 18 basis points from 2.88% in the third quarter of 2020. The accretion of the loan mark from the loans acquired in the New Resource Bank acquisition contributed one basis point to our net interest margin in the third quarter of 2021, compared to two basis points in the second quarter of 2021 and third quarter of 2020. Prepayment penalties earned in loan income contributed one basis point to our net interest margin in the third quarter of 2021, compared to three basis points in the second quarter of 2021 and seven basis points in the third quarter of 2020.

Provision for loan losses totaled a recovery of $2.3 million for the third quarter of 2021 compared to an expense of $1.7 million in the second quarter of 2021 and an expense of $3.4 million for the third quarter of 2020, respectively. The recovery in the third quarter of 2021 was primarily driven by a decrease in allowance primarily driven by improvement in loss and qualitative factors,improved credit quality, and lower loan balances.

Non-interest income was $6.7 million for the third quarter of 2021, compared to $5.3 million in the second quarter of 2021 and $12.8 million for the third quarter in 2020. This increase of $1.4 million in the third quarter of 2021, compared to the preceding quarter, was primarily due to the expected decrease in equity method investment losses related to investments in solar initiatives. The decrease of $6.1 million in the third quarter of 2021 compared to the corresponding quarter in 2020 was primarily due to a loss of $0.5 million related to equity investments in solar initiatives in the third quarter of 2021 compared to a $4.3 million gain in the third quarter in 2020. The Company primarily recognized the benefit of the tax credits in 2020, the initial year of the equity investment. We expect minimal losses in equity method investments during the remainder of 2021. These impacts do not include any benefits of new solar equity investments that we may make in the future.
[2] Reconciliations of non-GAAP financial measures to the most comparable GAAP measure are set forth on the last page of the financial information accompanying this press release and may also be found on our website, www.amalgamatedbank.com.

Non-interest expense for the third quarter of 2021 was $33.0 million, an increase of $1.6 million from the second quarter of 2021 and a decrease of $4.9 million from the third quarter of 2020. The increase of $1.6 million from the preceding quarter includes $0.4 million of ABOC related costs. The remaining difference was primarily due to a $1.2 million increase to data processing related to the full impact of our Trust Department outsourced operation, a $0.5 million increase to compensation and employee benefits, and a $0.4 million increase in reserves for unused loan commitments, partially offset by a $1.2 million decrease in professional services expense, net of ABOC related deal costs. The decrease of $4.9 million from the third quarter of 2020 is due to a decrease in occupancy and depreciation expenses related to branch closures in 2020.

Our provision for income tax expense was $4.9 million for the third quarter of 2021, compared to $3.8 million for the second quarter of 2021 and $4.3 million for the third quarter of 2020. Our effective tax rate for the third quarter of 2021 was 25.4%, compared to 26.9% for the second quarter of 2021 and 25.4% for the third quarter of 2020.

Results of Operations, Nine Months Ended September 30, 2021

Net income for the nine months ended September 30, 2021 was $37.0 million, or $1.17 per average diluted share, compared to $32.4 million, or $1.04 per average diluted share, for same period in 2020. The $4.6 million increase was primarily due to a $3.9 million recovery of provision for loan loss compared to a $20.2 million provision for loan loss for the same period in 2020, as well as a $4.0 million decrease in non-interest expense. This recovery of provision was partially offset by a $14.6 million decrease in non-interest income and a $7.2 million decrease in net interest income.

Core net income (non-GAAP) for the nine months ended September 30, 2021 was $37.6 million, or $1.19 per diluted share, compared to $36.5 million or $1.17 per diluted share, for the same period last year. Core net income for the first nine months of 2021 excludes severance costs, non-interest income gains on the sale of securities, and the tax effect of such adjustments.

Net interest income was $127.2 million for the nine months ended September 30, 2021, compared to $134.4 million for the same period in 2020. This decrease of $7.2 million was primarily attributable to a decrease in average loans of $354.2 million and lower yields earned on interest bearing assets. These impacts are partially offset by an increase in average securities of $651.8 million, and a decrease in average rates paid on deposits.

Provision for loan losses totaled a recovery of $3.9 million for the nine months ended September 30, 2021, compared to an expense of $20.2 million for the same period in 2020. The recovery for the nine months ended September 30, 2021 was primarily driven by a release of allowance for loan loss due to improvement in loss rate and other qualitative factors, improved credit quality, and lower loan balances.

Non-interest income was $16.0 million for the nine months ended September 30, 2021, compared to $30.6 million for the same period in 2020, a decrease of $14.6 million. This decrease is primarily due to the tax credits on equity investment projects being in a loss position compared to a gain position in the prior year, as well as a $1.4 million gain on the sale of a branch reported in other non-interest income in the prior year, and a $1.2 million decrease in Trust Department fees primarily attributed to the run-off of the ULTRA real estate fund, which ceased earning revenues in 2020.

Non-interest expense for the nine months ended September 30, 2021 was $97.2 million, a decrease of $4.0 million from $101.2 million for the nine months ended September 30, 2020. The decrease was primarily due to a $9.4 million decrease in occupancy and depreciation expense due to the branch closures in the prior year and lower rent expense in the current year, offset by a $2.0 million increase in professional fees mainly related to our holding company formation and chief executive officer search, a $2.7 million increase in data processing mainly related to the modernization of our Trust Department and increased transaction processing costs post COVID-19, and a $0.9 million increase in other expenses mainly related to insurance costs, reserves for unused loan commitments, and foreclosure recoveries that were recognized in the prior year.

We had income tax expense of $12.9 million for the nine months ended September 30, 2021, compared to $11.1 million for the same period in 2020. Our effective tax rate was 25.8% for the nine months ended September 30, 2021, compared to 25.5% for the same period in 2020.

Financial Condition

Total assets were $6.9 billion at September 30, 2021, compared to $6.0 billion at December 31, 2020. The increase of $0.9 billion was driven primarily by a $651.5 million increase in cash and cash equivalents and a $646.3 million increase in investment securities, of which $81.4 million was from PACE assessments, which was partially offset by a $359.8 million decrease in loans receivable, net.

Total loans, net at September 30, 2021 were $3.1 billion, a decrease of $359.8 million, or 14.0% annualized, compared to December 31, 2020. The decline in loans was primarily driven by a $205.8 million decrease in residential loans due to increased refinancing activity by existing customers, a $146.8 million decrease in commercial real estate and multifamily loans due to refinancing activity by existing customers and payoffs, and a $48.8 million decrease in C&I loans due to payoffs. As of September 30, 2021, the Company had $16.7 million in loans remaining on a payment deferral program and still accruing interest, the majority of which represent two performing commercial loans requesting additional deferrals.

Deposits at September 30, 2021 were $6.2 billion, an increase of $885.8 million, or 22.2% annualized, as compared to $5.3 billion as of December 31, 2020. Deposits held by politically active customers, such as campaigns, PACs, advocacy-based organizations, and state and national party committees were $1.0 billion as of September 30, 2021, an increase of $411.9 million compared to $602.8 million as of December 31, 2020. Noninterest-bearing deposits represent 52% of average deposits and 51% of ending deposits for the quarter ended September 30, 2021, contributing to an average cost of deposits of 0.09% in the third quarter of 2021, a one basis point decrease from the preceding quarter.

Nonperforming assets totaled $67.8 million, or 0.99% of period-end total assets at September 30, 2021, a decrease of $14.4 million, compared with $82.2 million, or 1.38% of period-end total assets at December 31, 2020. The decrease in non-performing assets at September 30, 2021 compared to December 31, 2020 was primarily driven by the payoff of $11.2 million of non-accruing construction loans and $3.5 million of multifamily loans, and the decrease of $1.4 million of loans 90 days past due and accruing, partially offset by an increase of $2.1 million of Troubled Debt Restructurings.

The allowance for loan losses decreased $5.7 million to $35.9 million at September 30, 2021 from $41.6 million at December 31, 2020, primarily due to decreases in loan balances. At September 30, 2021, we had $67.5 million of impaired loans for which a specific allowance of $6.5 million was made, compared to $80.5 million of impaired loans at December 31, 2020 for which a specific allowance of $6.2 million was made. The ratio of allowance to total loans was 1.15% at September 30, 2021 and 1.19% at December 31, 2020.

Capital

As of September 30, 2021, our Common Equity Tier 1 Capital Ratio was 13.98%, Total Risk-Based Capital Ratio was 14.99%, and Tier-1 Leverage Capital Ratio was 7.85%, compared to 13.11%, 14.25% and 7.97%, respectively, as of December 31, 2020. Stockholders’ equity at September 30, 2021 was $556.4 million, compared to $535.8 million at December 31, 2020. The increase in stockholders’ equity was driven by $37.0 million of net income, partially offset by a $5.8 million decrease in accumulated other comprehensive income due to the mark to market on our securities portfolio and $3.1 million decrease in additional paid-in capital.

Our tangible book value per share was $17.33 as of September 30, 2021 compared to $16.66 as of December 31, 2020.

Conference Call

As previously announced, Amalgamated Financial Corp. will host a conference call to discuss its third quarter 2021 results today, October 28th, 2021 at 11:00am (Eastern Time). The conference call can be accessed by dialing 1-877-407-9716 (domestic) or 1-201-493-6779 (international) and asking for the Amalgamated Financial Corp. Third Quarter 2021 Earnings Call. A telephonic replay will be available approximately two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671 and providing the access code 13723559. The telephonic replay will be available until November 4, 2021.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of our website at http://ir.amalgamatedbank.com/. The online replay will remain available for a limited time beginning immediately following the call.

The presentation materials for the call can be accessed on the investor relations section of our website at http://ir.amalgamatedbank.com/.

About Amalgamated Financial Corp.

Amalgamated Financial Corp. is a Delaware public benefit corporation and a bank holding company engaged in commercial banking and financial services through its wholly-owned subsidiary, Amalgamated Bank. Amalgamated Bank is a New York-based full-service commercial bank and a chartered trust company with a combined network of six branches in New York City, Washington D.C., San Francisco, and Boston. Amalgamated Bank was formed in 1923 as Amalgamated Bank of New York by the Amalgamated Clothing Workers of America, one of the country's oldest labor unions. Amalgamated Bank provides commercial banking and trust services nationally and offers a full range of products and services to both commercial and retail customers. Amalgamated Bank is a proud member of the Global Alliance for Banking on Values and is a certified B Corporation®. As of September 30, 2021, our total assets were $6.9 billion, total net loans were $3.1 billion, and total deposits were $6.2 billion. Additionally, as of September 30, 2021, our trust business held $39.5 billion in assets under custody and $16.1 billion in assets under management.

Non-GAAP Financial Measures

This release (and the accompanying financial information and tables) refers to certain non-GAAP financial measures including, without limitation, “Core operating revenue,” “Core non-interest expense,” “Core net income,” “Tangible common equity,” “Average tangible common equity,” “Core return on average assets,” “Core return on average tangible common equity,” and “Core efficiency ratio.”

Our management utilizes this information to compare our operating performance for September 30, 2021 versus certain periods in 2021 and 2020 and to prepare internal projections. We believe these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of our operating performance. In addition, because intangible assets such as goodwill and other discrete items unrelated to our core business, which are excluded, vary extensively from company to company, we believe that the presentation of this information allows investors to more easily compare our results to those of other companies.

The presentation of non-GAAP financial information, however, is not intended to be considered in isolation or as a substitute for GAAP financial measures. We strongly encourage readers to review the GAAP financial measures included in this release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this release with other companies’ non-GAAP financial measures having the same or similar names. Reconciliations of non-

GAAP financial disclosures to comparable GAAP measures found in this release are set forth in the final pages of this release and also may be viewed on our website, amalgamatedbank.com.

Terminology

Certain terms used in this release are defined as follows:

“Core operating revenue” is defined as total net interest income plus non-interest income excluding gains and losses on sales of securities and gains on the sale of owned property. We believe the most directly comparable GAAP financial measure is the total of net interest income and non-interest income.

“Core non-interest expense” is defined as total non-interest expense excluding costs related to branch closures and restructuring/severance costs. We believe the most directly comparable GAAP financial measure is total non-interest expense.

“Core net income” is defined as net income after tax excluding gains and losses on sales of securities, gains on the sale of owned property, costs related to branch closures, restructuring/severance costs, acquisition costs, and taxes on notable pre-tax items. We believe the most directly comparable GAAP financial measure is net income.

“Tangible common equity”, and “Tangible book value” are defined as stockholders’ equity excluding, as applicable, minority interests, preferred stock, goodwill and core deposit intangibles. We believe that the most directly comparable GAAP financial measure is total stockholders’ equity.

“Core return on average assets” is defined as “Core net income” divided by average total assets. We believe the most directly comparable performance ratio derived from GAAP financial measures is return on average assets calculated by dividing net income by average total assets.

“Core return on average tangible common equity” is defined as “Core net income” divided by “Average tangible common equity.” We believe the most directly comparable performance ratio derived from GAAP financial measures is return on average equity calculated by dividing net income by average total stockholders’ equity.

“Core efficiency ratio” is defined as “Core non-interest expense” divided by “Core operating revenue.” We believe the most directly comparable performance ratio derived from GAAP financial measures is an efficiency ratio calculated by dividing total non-interest expense by the sum of net interest income and total non-interest income.

Forward-Looking Statements

Statements included in this release that are not historical in nature are intended to be, and are hereby identified as, forward-looking statements within the meaning of the Private Securities Litigation Reform Act, Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified through the use of forward-looking terminology such as “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “in the future,” “may” and “intend,” as well as other similar words and expressions of the future, and in this release include statements about the losses in our equity method investments and our 2021 earnings guidance. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors, any or all of which could cause actual results to differ materially from the results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: (i) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (ii) continuation of the historically low short-term interest rate environment; (iii) our inability to maintain the historical growth rate of the loan portfolio; (iv) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (v) the impact of competition with other financial institutions, including pricing pressures and the resulting impact on our results, including as a result of compression to net interest margin; (vi) greater than anticipated adverse conditions in the national or local economies including in our core markets, including, but not limited to, the negative impacts and disruptions resulting from the outbreak of the novel coronavirus, or COVID-19, which may continue to have an adverse impact on our business, operations and performance, and could continue to have a negative impact on our credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; (vii) fluctuations or unanticipated changes in interest rates on loans or deposits or that affect the yield curve; (viii) the results of regulatory examinations; (ix) potential deterioration in real estate values; (x) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action; (xi) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (xii) increased competition for experienced executives in the banking industry; and (xiii) risks related to our proposed acquisition of Amalgamated Bank of Chicago, including, among others, that the acquisition does not close when expected or at all because conditions to closing are not satisfied on a timely basis or at all, or that financial projections from the acquisition are not realized. Additional factors which could affect the forward-looking statements can be found in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at https://www.sec.gov/. We disclaim any obligation to update or revise any forward-looking statements contained in this release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:
Jamie Lillis
Solebury Trout
shareholderrelations@amalgamatedbank.com
800-895-4172

Consolidated Statements of Income (unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands)	2021	2021	2020	2021	2020
INTEREST AND DIVIDEND INCOME
Loans	$29,915	$30,156	$35,602	$91,180	$106,440
Securities	14,612	13,094	11,473	39,876	35,772
Federal Home Loan Bank of New York stock	43	41	56	132	190
Interest-bearing deposits in banks	230	131	152	451	631
Total interest and dividend income	44,800	43,422	47,283	131,639	143,033
INTEREST EXPENSE
Deposits	1,413	1,431	2,049	4,416	8,645
Borrowed funds	—	—	—	—	27
Total interest expense	1,413	1,431	2,049	4,416	8,672
NET INTEREST INCOME	43,387	41,991	45,234	127,223	134,361
Provision for (recovery of) loan losses	(2,276)	1,682	3,394	(3,855)	20,202
Net interest income after provision for loan losses	45,663	40,309	41,840	131,078	114,159
NON-INTEREST INCOME
Trust Department fees	3,353	3,292	3,622	10,471	11,688
Service charges on deposit accounts	2,466	2,296	2,130	6,941	6,391
Bank-owned life insurance	539	531	1,227	1,858	2,722
Gain (loss) on sale of securities	413	321	619	755	1,605
Gain (loss) on sale of loans, net	280	720	903	1,706	1,200
Gain (loss) on other real estate owned, net	—	(407)	(176)	(407)	(482)
Equity method investments	(483)	(1,555)	4,297	(5,720)	5,586
Other	134	129	154	424	1,855
Total non-interest income	6,702	5,327	12,776	16,028	30,565
NON-INTEREST EXPENSE
Compensation and employee benefits	17,482	16,964	17,547	52,485	52,338
Occupancy and depreciation	3,440	3,352	9,908	10,293	19,655
Professional fees	2,348	3,211	2,202	9,219	7,173
Data processing	4,521	3,322	2,916	10,848	8,157
Office maintenance and depreciation	887	820	863	2,362	2,538
Amortization of intangible assets	301	302	342	905	1,027
Advertising and promotion	1,023	628	1,172	2,248	2,511
Other	3,032	2,796	2,927	8,863	7,817
Total non-interest expense	33,034	31,395	37,877	97,223	101,216
Income before income taxes	19,331	14,241	16,739	49,883	43,508
Income tax expense (benefit)	4,915	3,833	4,259	12,870	11,109
Net income	14,416	10,408	12,480	37,013	32,399
Net income attributable to Amalgamated Financial Corp.	$14,416	$10,408	$12,480	$37,013	$32,399
Earnings per common share - basic	$0.46	$0.33	$0.40	$1.19	$1.04
Earnings per common share - diluted	$0.46	$0.33	$0.40	$1.17	$1.04

Consolidated Statements of Financial Condition

($ in thousands)	September 30, 2021	December 31, 2020
Assets	(unaudited)
Cash and due from banks	$8,488	$7,736
Interest-bearing deposits in banks	681,758	31,033
Total cash and cash equivalents	690,246	38,769
Securities:
Available for sale, at fair value (amortized cost of $1,936,830 and $1,513,409, respectively)	1,955,502	1,539,862
Held-to-maturity (fair value of $727,161 and $502,425, respectively)	725,076	494,449
Loans held for sale	6,156	11,178
Loans receivable, net of deferred loan origination costs (fees)	3,123,329	3,488,895
Allowance for loan losses	(35,863)	(41,589)
Loans receivable, net	3,087,466	3,447,306

Resell agreements	130,434	154,779
Accrued interest and dividends receivable	23,337	23,970
Premises and equipment, net	12,447	12,977
Bank-owned life insurance	106,736	105,888
Right-of-use lease asset	34,819	36,104
Deferred tax asset	24,672	36,079
Goodwill	12,936	12,936
Other intangible assets	4,453	5,359
Equity investments	5,614	11,735
Other assets	39,871	47,240
Total assets	$6,859,765	$5,978,631
Liabilities
Deposits	$6,224,506	$5,338,711
Operating leases	50,416	53,173
Other liabilities	28,453	50,926
Total liabilities	6,303,375	5,442,810

Commitments and contingencies	—	—

Stockholders’ equity
Common stock, par value $.01 per share (70,000,000 shares authorized; 31,096,896 and 31,049,525 shares issued and outstanding, respectively)	311	310
Additional paid-in capital	297,904	300,989
Retained earnings	246,665	217,213
Accumulated other comprehensive income (loss), net of income taxes	11,377	17,176
Total Amalgamated Financial Corp. stockholders' equity	556,257	535,688
Noncontrolling interests	133	133
Total stockholders' equity	556,390	535,821
Total liabilities and stockholders’ equity	$6,859,765	$5,978,631

Select Financial Data

	As of and for the			As of and for the
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Shares in thousands)	2021	2021	2020	2021	2020
Selected Financial Ratios and Other Data:
Earnings
Basic	$0.46	$0.33	$0.40	1.19	1.04
Diluted	0.46	0.33	0.40	1.17	1.04
Core net income (non-GAAP)
Basic	$0.46	$0.33	$0.54	1.20	1.17
Diluted	0.46	0.32	0.54	1.19	1.17
Book value per common share (excluding minority interest)	17.89	17.64	16.82	17.89	16.82
Tangible book value per share (non-GAAP)	17.33	17.07	16.22	17.33	16.22
Common shares outstanding	31,097	31,074	31,050	31,097	31,050
Weighted average common shares outstanding, basic	31,094	31,136	31,050	31,216	31,161
Weighted average common shares outstanding, diluted	31,462	31,572	31,075	31,584	31,240

Select Financial Data

	As of and for the			As of and for the
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Selected Performance Metrics:
Return on average assets	0.86%	0.65%	0.76%	0.77%	0.72%
Core return on average assets (non-GAAP)	0.86%	0.64%	1.03%	0.78%	0.81%
Return on average equity	10.29%	7.62%	9.62%	9.02%	8.62%
Core return on average tangible common equity (non-GAAP)	10.62%	7.70%	13.44%	9.46%	10.11%
Average equity to average assets	8.38%	8.57%	7.95%	8.55%	8.37%
Tangible common equity to tangible assets	7.88%	8.09%	7.61%	7.88%	7.61%
Loan yield	3.84%	3.82%	3.97%	3.83%	4.02%
Securities yield	2.19%	2.15%	2.24%	2.17%	2.66%
Deposit cost	0.09%	0.10%	0.14%	0.10%	0.21%
Net interest margin	2.70%	2.75%	2.88%	2.77%	3.13%
Efficiency ratio (1)	65.95%	66.35%	65.29%	67.87%	61.37%
Core efficiency ratio (non-GAAP) (1)	65.71%	66.80%	54.84%	67.19%	57.24%

Asset Quality Ratios:
Nonaccrual loans to total loans	1.46%	1.64%	1.41%	1.46%	1.41%
Nonperforming assets to total assets	0.99%	1.08%	1.22%	0.99%	1.22%
Allowance for loan losses to nonaccrual loans	78.83%	73.20%	94.59%	78.83%	94.59%
Allowance for loan losses to total loans	1.15%	1.20%	1.34%	1.15%	1.34%
Annualized net charge-offs (recoveries) to average loans	-0.02%	0.04%	0.59%	0.08%	0.22%

Capital Ratios:
Tier 1 leverage capital ratio	7.85%	7.93%	7.39%	7.85%	7.39%
Tier 1 risk-based capital ratio	13.98%	13.63%	12.76%	13.98%	12.76%
Total risk-based capital ratio	14.99%	14.68%	14.01%	14.99%	14.01%
Common equity tier 1 capital ratio	13.98%	13.63%	12.76%	13.98%	12.76%

(1) Efficiency ratio is calculated by dividing total non-interest expense by the sum of net interest income and total non-interest income

Loan and Held-to-Maturity Securities Portfolio Composition

(In thousands)	At September 30, 2021		At June 30, 2021		At September 30, 2020
	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
Commercial portfolio:
Commercial and industrial	$628,388	20.2%	$619,037	19.5%	$660,914	18.4%
Multifamily	826,143	26.5%	848,651	26.8%	974,962	27.1%
Commercial real estate	346,996	11.1%	351,707	11.1%	388,757	10.8%
Construction and land development	34,863	1.1%	42,303	1.3%	61,687	1.7%
Total commercial portfolio	1,836,390	58.9%	1,861,698	58.7%	2,086,320	58.0%

Retail portfolio:
Residential real estate lending	1,032,947	33.1%	1,085,791	34.3%	1,329,021	37.0%
Consumer and other	249,050	8.0%	222,265	7.0%	179,507	5.0%
Total retail	1,281,997	41.1%	1,308,056	41.3%	1,508,528	42.0%
Total loans	3,118,387	100.0%	3,169,754	100.0%	3,594,848	100.0%

Net deferred loan origination costs (fees)	4,942		5,707		7,604
Allowance for loan losses	(35,863)		(38,012)		(48,072)
Total loans, net	$3,087,466		$3,137,449		$3,554,380

Held-to-maturity securities portfolio:
PACE assessments	627,195	86.5%	545,795	87.4%	367,393	83.3%
Other securities	97,881	13.5%	79,031	12.6%	73,556	16.7%
Total held-to-maturity securities	$725,076	100.0%	$624,826	100.0%	$440,949	100.0%

Net Interest Income Analysis

	Three Months Ended
	September 30, 2021			June 30, 2021			September 30, 2020
(In thousands)	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate

Interest earning assets:
Interest-bearing deposits in banks	$632,526	$230	0.14%	$510,473	$131	0.10%	$632,268	$152	0.10%
Securities and FHLB stock	2,659,803	14,655	2.19%	2,447,241	13,135	2.15%	2,045,231	11,529	2.24%
Total loans, net (1)(2)	3,087,744	29,915	3.84%	3,162,896	30,156	3.82%	3,569,313	35,602	3.97%
Total interest earning assets	6,380,073	44,800	2.79%	6,120,610	43,422	2.85%	6,246,812	47,283	3.01%
Non-interest earning assets:
Cash and due from banks	8,464			7,545			9,239
Other assets	243,969			266,613			234,248
Total assets	$6,632,506			$6,394,768			$6,490,299

Interest bearing liabilities:
Savings, NOW and money market deposits	$2,641,719	$1,173	0.18%	$2,567,396	$1,174	0.18%	$2,376,701	$1,427	0.24%
Time deposits	241,009	240	0.40%	258,257	257	0.40%	321,696	622	0.77%
Total interest bearing liabilities	2,882,728	1,413	0.19%	2,825,653	1,431	0.20%	2,698,397	2,049	0.30%
Non-interest bearing liabilities:
Demand and transaction deposits	3,077,231			2,909,554			3,191,858
Other liabilities	116,790			111,795			84,138
Total liabilities	6,076,749			5,847,002			5,974,393
Stockholders' equity	555,757			547,766			515,906
Total liabilities and stockholders' equity	$6,632,506			$6,394,768			$6,490,299

Net interest income / interest rate spread		$43,387	2.60%		$41,991	2.65%		$45,234	2.71%
Net interest earning assets / net interest margin	$3,497,345		2.70%	$3,294,957		2.75%	$3,548,415		2.88%

Total Cost of Deposits			0.09%			0.10%			0.14%

(1) Amounts are net of deferred origination costs (fees) and the allowance for loan losses
(2) Includes prepayment penalty interest income in 3Q2021, 2Q2021, and 3Q2020 of $169, $504, and $1,110 respectively (in thousands)

Net Interest Income Analysis

	Nine Months Ended
	September 30, 2021			September 30, 2020
(In thousands)	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate

Interest earning assets:
Interest-bearing deposits in banks	$508,421	$451	0.12%	$395,029	$631	0.21%
Securities and FHLB stock	2,460,946	40,008	2.17%	1,809,188	35,962	2.66%
Total loans, net (1)(2)	3,180,890	91,180	3.83%	3,535,096	106,440	4.02%
Total interest earning assets	6,150,257	131,639	2.86%	5,739,313	143,033	3.33%
Non-interest earning assets:
Cash and due from banks	7,780			31,138
Other assets	263,170			227,205
Total assets	$6,421,207			$5,997,656

Interest bearing liabilities:
Savings, NOW and money market deposits	$2,574,463	$3,568	0.19%	$2,278,267	$5,919	0.35%
Time deposits	259,609	848	0.44%	357,774	2,726	1.02%
Total deposits	2,834,072	4,416	0.21%	2,636,041	8,645	0.44%
Federal Home Loan Bank advances	165	—	0.00%	2,117	27	1.70%
Total interest bearing liabilities	2,834,237	4,416	0.21%	2,638,158	8,672	0.44%
Non-interest bearing liabilities:
Demand and transaction deposits	2,925,516			2,748,088
Other liabilities	112,721			109,586
Total liabilities	5,872,474			5,495,832
Stockholders' equity	548,733			501,824
Total liabilities and stockholders' equity	$6,421,207			$5,997,656

Net interest income / interest rate spread		$127,223	2.65%		$134,361	2.89%
Net interest earning assets / net interest margin	$3,316,020		2.77%	$3,101,155		3.13%

Total Cost of Deposits			0.10%			0.21%

(1) Amounts are net of deferred origination costs (fees) and the allowance for loan losses
(2) Includes prepayment penalty interest income in September YTD 2021 and September YTD 2020 of $1,316 and $2,111 respectively (in thousands)

Deposit Portfolio Composition

(In thousands)	September 30, 2021	June 30, 2021	September 30, 2020

Non-interest bearing demand deposit accounts	$3,189,155	$2,948,718	$3,357,715
NOW accounts	206,610	200,758	192,066
Money market deposit accounts	2,241,914	2,136,719	1,853,373
Savings accounts	364,568	371,047	339,516
Time deposits	222,259	252,750	278,330
Total deposits	$6,224,506	$5,909,992	$6,021,000

	Three Months Ended
	September 30, 2021		June 30, 2021		September 30, 2020
(In thousands)	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid

Non-interest bearing demand deposit accounts	$3,077,231	0.00%	$2,909,554	0.00%	$3,191,858	0.00%
NOW accounts	205,417	0.09%	204,341	0.08%	196,422	0.09%
Money market deposit accounts	2,066,830	0.20%	1,993,643	0.21%	1,839,230	0.28%
Savings accounts	369,472	0.10%	369,412	0.10%	341,049	0.12%
Time deposits	241,009	0.40%	258,257	0.40%	321,696	0.77%
Total deposits	$5,959,959	0.09%	$5,735,207	0.10%	$5,890,255	0.14%

Asset Quality

(In thousands)	September 30, 2021	June 30, 2021	September 30, 2020
Loans 90 days past due and accruing	$—	$—	$9,522
Nonaccrual loans excluding held for sale loans and restructured loans	24,960	31,437	17,515
Troubled debt restructured loans - nonaccrual	20,534	20,494	33,306
Troubled debt restructured loans - accruing	21,958	18,683	19,919
Other real estate owned	307	307	306
Impaired securities	64	59	44
Total nonperforming assets	$67,823	$70,980	$80,612

Nonaccrual loans:
Commercial and industrial	$13,709	$14,561	$25,785
Multifamily	6,079	10,266	—
Commercial real estate	4,023	4,066	3,500
Construction and land development	—	—	10,688
Total commercial portfolio	23,811	28,893	39,973

Residential real estate lending	20,797	22,320	9,750
Consumer and other	886	718	1,098
Total retail portfolio	21,683	23,038	10,848
Total nonaccrual loans	$45,494	$51,931	$50,821

Nonaccrual loans to total loans	1.46%	1.64%	1.41%
Nonperforming assets to total assets	0.99%	1.08%	1.22%
Allowance for loan losses to nonaccrual loans	78.83%	73.20%	94.59%
Allowance for loan losses to total loans	1.15%	1.20%	1.34%
Annualized net charge-offs (recoveries) to average loans	-0.02%	0.04%	0.59%

Credit Quality

	September 30, 2021
($ in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and industrial	$579,429	$22,655	$25,850	$454	$628,388
Multifamily	696,898	83,851	42,221	3,173	826,143
Commercial real estate	243,903	26,815	76,278	—	346,996
Construction and land development	27,387	—	7,476	—	34,863
Residential real estate lending	1,011,856	294	20,797	—	1,032,947
Consumer and other	248,164	—	886	—	249,050
Total loans	$2,807,637	$133,615	$173,508	$3,627	$3,118,387

	June 30, 2021
($ in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and industrial	$568,878	$17,569	$32,133	$457	$619,037
Multifamily	711,551	101,579	32,348	3,173	848,651
Commercial real estate	234,018	45,236	72,453	—	351,707
Construction and land development	34,414	535	7,354	—	42,303
Residential real estate lending	1,063,176	295	22,320	—	1,085,791
Consumer and other	221,835	—	430	—	222,265
Total loans	$2,833,872	$165,214	$167,038	$3,630	$3,169,754

	September 30, 2020
($ in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and industrial	$608,099	$17,107	$35,244	$464	$660,914
Multifamily	963,834	6,022	5,106	—	974,962
Commercial real estate	383,087	1,439	4,231	—	388,757
Construction and land development	40,531	10,468	10,688	—	61,687
Residential real estate lending	1,319,649	—	9,372	—	1,329,021
Consumer and other	178,409	—	1,098	—	179,507
Total loans	$3,493,609	$35,036	$65,739	$464	$3,594,848

Reconciliation of GAAP to Non-GAAP Financial Measures
The information provided below presents a reconciliation of each of our non-GAAP financial measures to the most directly comparable GAAP financial measure.

	As of and for the			As of and for the
	Three Months Ended			Nine Months Ended
(in thousands)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Core operating revenue
Net Interest income	$43,387	$41,991	$45,234	$127,223	$134,361
Non-interest income	6,702	5,327	12,776	16,028	30,565
Less: Branch sale (gain) loss (1)	—	—	—	—	(1,394)
Less: Securities (gain) loss	(413)	(321)	(619)	(755)	(1,605)
Core operating revenue (non-GAAP)	$49,676	$46,997	$57,391	$142,496	$161,927

Core non-interest expense
Non-interest expense	$33,034	$31,395	$37,877	$97,224	$101,216
Less: Branch closure expense (2)	—	—	(6,279)	—	(8,330)
Less: Severance (3)	—	—	(125)	(1,090)	(201)
Less: ABOC	(392)	—	—	(392)	—
Core non-interest expense (non-GAAP)	$32,642	$31,395	$31,473	$95,742	$92,685

Core net income
Net Income (GAAP)	$14,416	$10,408	$12,480	$37,013	$32,399
Less: Branch sale (gain) loss (1)	—	—	—	—	(1,394)
Less: Securities (gain) loss	(413)	(321)	(619)	(755)	(1,605)
Add: Branch closure expense (2)	—	—	6,279	—	8,330
Add: Severance (3)	—	—	125	1,090	201
Add: ABOC	392	—	—	392	—
Less: Tax on notable items	5	86	(1,472)	(188)	(1,412)
Core net income (non-GAAP)	14,400	10,173	16,793	37,552	36,519

Tangible common equity
Stockholders' Equity (GAAP)	$556,390	$548,211	$522,497	$556,390	$522,497
Less: Minority Interest (GAAP)	(133)	(133)	(133)	(133)	(133)
Less: Goodwill (GAAP)	(12,936)	(12,936)	(12,936)	(12,936)	(12,936)
Less: Core deposit intangible (GAAP)	(4,453)	(4,755)	(5,701)	(4,453)	(5,701)
Tangible common equity (non-GAAP)	$538,868	$530,387	$503,727	$538,868	$503,727

Average tangible common equity
Average Stockholders' Equity (GAAP)	$555,757	$547,766	$515,906	$548,733	$501,824
Less: Minority Interest (GAAP)	(133)	(133)	(134)	(133)	(134)
Less: Goodwill (GAAP)	(12,936)	(12,936)	(12,936)	(12,936)	(12,936)
Less: Core deposit intangible (GAAP)	(4,602)	(4,903)	(5,868)	(4,900)	(6,209)
Average tangible common equity (non-GAAP)	$538,086	$529,794	$496,968	$530,764	$482,545

Core return on average assets
Core net income (numerator) (non-GAAP)	$14,400	$10,173	$16,793	$37,552	$36,519
Divided: Total average assets (denominator) (GAAP)	6,632,506	6,394,768	6,490,299	6,421,208	5,997,656
Core return on average assets (non-GAAP)	0.86%	0.64%	1.03%	0.78%	0.81%

Core return on average tangible common equity
Core net income (numerator) (non-GAAP)	$14,400	$10,173	$16,793	$37,552	$36,519
Divided: Average tangible common equity (denominator) (GAAP)	538,086	529,794	496,968	530,764	482,545
Core return on average tangible common equity (non-GAAP)	10.62%	7.70%	13.44%	9.46%	10.11%

Core efficiency ratio
Core non-interest expense (numerator) (non-GAAP)	$32,642	$31,395	$31,473	$95,742	$92,685
Core operating revenue (denominator) (non-GAAP)	49,676	46,997	57,391	142,496	161,927
Core efficiency ratio (non-GAAP)	65.71%	66.80%	54.84%	67.19%	57.24%

(1) Fixed Asset branch sale in March 2020
(2) Occupancy and other expense related to closure of branches during our branch rationalization
(3) Salary and COBRA reimbursement expense for positions eliminated